                            SCHEDULE 14A INFORMATION
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[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                                VIXEL CORPORATION
                (Name of Registrant as Specified In Its Charter)


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                                       1.

                               VIXEL CORPORATION
                        11911 NORTH CREEK PARKWAY SOUTH
                               BOTHELL, WA 98011
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2000

To the Stockholders of Vixel Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Vixel Corporation, a Delaware corporation (the "Company"), will be held on Wednesday, May 24, 2000 at 9:00 a.m. local time at the Bellevue Hyatt Regency, 900 Bellevue Way NE, Bellevue, Washington for the following purposes:

     1. To elect one director to hold office until the 2003 Annual Meeting of Stockholders.

     2. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2000.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 17, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ KURTIS L. ADAMS
                                          Kurtis L. Adams
                                          Vice President of Finance, Chief
                                          Financial Officer,
                                          Treasurer and Secretary

Bothell, Washington
April 20, 2000

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                               VIXEL CORPORATION
                        11911 NORTH CREEK PARKWAY SOUTH
                               BOTHELL, WA 98011
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 2000
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Vixel Corporation, a Delaware corporation (Vixel or the "Company"), for use at the Annual Meeting of Stockholders to be held on May 24, 2000, at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Bellevue Hyatt Regency, 900 Bellevue Way NE, Bellevue, Washington. The Company intends to mail this proxy statement and accompanying proxy card on or about April 20, 2000, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on April 17, 2000, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 17, 2000, the Company had outstanding and entitled to vote 23,365,829 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 11911 North Creek Parkway South, Bothell, WA 98011, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 Annual Meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 18, 2000. Unless a stockholder who wishes to bring a matter before the stockholders at the Company's 2001 Annual Meeting of stockholders notifies the Company of such matter prior to February 3, 2001, management will have the discretionary authority to vote all shares for which it receives proxies in opposition to such matter. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     The Board of Directors is presently composed of six members. There are two directors in the class whose term expires in 2000 ("Class I"). There is one nominee for election to Class I at the Annual Meeting. The other Class I position will be vacant following the Annual Meeting. The single nominee for election to Class I is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, the nominee would serve until the 2003 annual meeting and until his successor is elected and has qualified, or his earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL MEETING

     Kevin A. Fong (age 46) has served as one of our directors since October 1995. He has been a general partner with Mayfield Fund, a venture capital firm, and has been a general partner of several venture capital funds affiliated with Mayfield, since 1990. Mr. Fong is a member of the Board of Directors of Legato Systems, Inc., a publicly held network storage management company, and interWAVE Communications, a publicly held wireless networking company.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

     Charles A. Haggerty (age 58) has served as one of our directors since March 1996. In January 2000, Mr. Haggerty retired as president and chief executive officer of Western Digital Corporation, a publicly held data storage company. He held these positions since July 1993. Mr. Haggerty continues to serve as the chairman of the board of directors of Western Digital.

     Werner F. Wolfen (age 69) has served as one of our directors since March 1998. He has been president of Capri Investment Company, LLC, an asset management company, since January 1999. Mr. Wolfen is a senior partner emeritus of the law firm of Irell & Manella where he was co-chairman of the firm's executive committee from 1982 to 1992. Mr. Wolfen is a member of the Board of Directors of Broadcom Corporation, a publicly held networking company.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING

     James M. McCluney (age 48) has served as our president, chief executive officer and director since April 1999 and the Chairman of the Board of Directors since January 2000. From October 1997 to January 1999, he served as president and chief executive officer of Crag Technologies, formerly Ridge Technologies, a storage system manufacturer. From October 1994 to September 1997, Mr. McCluney served in various positions at Apple Computer, including senior vice president of worldwide operations and vice president of European operations.

     Timothy M. Spicer (age 50) has served as a one of our directors since February 1998, and served as our interim chief executive officer from February 1999 to April 1999. He has been the managing partner of eCompanies Venture Group, a Santa Monica, California based incubator and venture fund, since September 1999. From 1993 to September 1999, Mr. Spicer served as the president and chief operating officer of San Francisco Sentry Investment Group, a registered investment advisor.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended January 2, 2000, the Board of Directors held 15 meetings. The Board has an Audit Committee and Compensation Committee.

     The Audit Committee meets with our independent auditors at least annually to review the results of the annual audit and discuss the financial statements. The Audit Committee also recommends to the board the independent accountants to be retained and reviews the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with our audit and financial controls. The Audit Committee is composed of two non-employee directors, Messrs. Kevin A. Fong and Timothy M. Spicer. It met one time during fiscal year 1999.

     The Compensation Committee makes recommendations to the board concerning salaries and incentive compensation, awards stock options to employees and consultants under our stock option plans and performs other functions regarding compensation as delegated by the board. The Compensation Committee is composed of two non-employee directors, Messrs. Charles A. Haggerty and Werner F. Wolfen. It met eight times and acted by unanimous written consent five times during fiscal 1999.

     During the fiscal year ended January 2, 2000, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2000, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of April 1, 2000, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock. Unless otherwise indicated, the address of the individuals named below is 11911 North Creek Parkway South, Bothell, Washington 98011.

                                                                      SHARES
                                                              BENEFICIALLY OWNED (1)
                                                              -----------------------
                                                                NUMBER       PERCENT
            NAME AND ADDRESS OF BENEFICIAL OWNER              OF SHARES     OF TOTAL
            ------------------------------------              ----------    ---------
Herb Alpert(2)..............................................  2,037,758        8.7%
  360 N. LaCienega Boulevard
  Los Angeles, CA 90048-1925
Gregory R. Olbright(3)......................................  1,627,635        7.0
  1041 Kalmia Avenue
  Boulder, CO 80304.
Entities associated with Mayfield Fund(4)...................  1,491,710        6.4
  2800 Sand Hill Road, Suite 250
  Menlo Park, CA 94025.
Entities associated with Menlo Ventures(5)..................  1,475,043        6.3
  3000 Sand Hill Road, #4-100
  Menlo Park, CA 94025
Western Digital Corporation(6)..............................  1,344,326        5.8
  8105 Irvine Center Drive
  Irvine, CA 92718
James M. McCluney(7)........................................  1,000,000        4.3
Kurtis L. Adams(8)..........................................    216,666          *
Stuart B. Berman(9).........................................    707,061        3.0
Richard G. Helgeson.........................................     66,666          *
Jay R. O'Donald(10).........................................    446,037        1.9
Stanley H. Reese(11)........................................     54,166          *
Kevin A. Fong(12)...........................................  1,491,710        6.4
Charles A. Haggerty(13).....................................  1,410,992        6.0
Juan A. Rodriguez...........................................     47,752          *
Timothy M. Spicer(14).......................................    157,782          *
Werner F. Wolfen(15)........................................    247,950        1.1
All executive officers and directors as a group (12
  persons)(16)..............................................  5,807,616       24.6

---------------
  *  Represents beneficial ownership of less than 1%.

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 23,348,829 shares outstanding on April 1, 2000, adjusted as required by rules promulgated by the SEC.

 (2) Includes 94,312 shares held by the Werner Wolfen Grantors Retained Annuity Trust (GRAT), 9,431 shares held by the Max Balter GRAT and 18,862 shares held by the Richard Hall GRAT.

 (3) Includes 272,107 shares held by Olbright LLC and 34,030 shares subject to repurchase within 60 days of April 1, 2000.

 (4) Includes 1,401,293 shares held by Mayfield VII, L.P., a California limited partnership, 73,751 shares held by Mayfield Associates Fund II, a California limited partnership and 16,666 shares held by Mayfield VII Management Partners, L.P., a California limited partnership.

 (5) Includes 21,827 shares held by Menlo Entrepreneurs Fund VI, L.P. and 1,453,216 held by Menlo Ventures VI L.P.

 (6) Includes 10,993 shares issuable upon the exercise of a warrant.

 (7) Includes 729,167 shares subject to repurchase within 60 days of April 1, 2000 and 50,000 shares held by the Willow Trust.

 (8) Includes 95,599 shares subject to options early exercisable within 60 days of April 1, 2000 and 68,987 shares subject to repurchase within 60 days of April 1, 2000.

 (9) Includes 25,000 shares held by the Toni A. Berman Income Trust, 25,000 shares held by the Berman Children's Trust and 60,534 shares subject to options exercisable within 60 days of April 1, 2000.

(10) Includes 1,800 shares held by the Kevin M. O'Donald Irrevocable Trust, 1,800 shares held by the Jeffrey M. O'Donald Irrevocable Trust, 53,533 shares held by the O'Donald Family Trust and 25,703 shares subject to options exercisable within 60 days of April 1, 2000.

(11) Includes 54,166 shares subject to options exercisable within 60 days of April 1, 2000.

(12) Includes 1,491,710 shares held by the entities listed in note 4 above. Mr. Fong is a general partner of the Mayfield Fund. Mr. Fong disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(13) Includes 1,344,326 shares held by Western Digital Corporation and 50,000 shares held by the Charles A. Haggerty & Carleen R. Haggerty Trust. Mr. Haggerty is chairman of the board of Western Digital. He disclaims beneficial ownership of the shares held by Western Digital.

(14) Includes 26,666 shares subject to options exercisable within 60 days of April 1, 2000.

(15) Includes 123,547 shares held in trust for the current and former partners of Irell and Manella LLP. Mr. Wolfen disclaims beneficial ownership of the shares held in trust except to the extent of his pecuniary interest therein. Includes 94,312 shares held by a Grantor's Retained Annuity Trust
     (GRAT) naming Mr. Wolfen as beneficiary, 15,719 shares held by the Richard Wolfen GRAT and 474 shares held by Mr. Wolfen's spouse. Excludes shares held by Herb Alpert and Jerome Moss for which Mr. Wolfen has a general power of attorney. Mr. Wolfen disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(16) Includes options and warrants to purchase 301,161 shares exercisable within 60 days of April 1, 2000.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     We do not provide our directors with cash compensation for their services as members of the Board of Directors, although we reimburse our directors for reasonable expenses they incur in connection with attendance at board and committee meetings. Non-employee members of the Board of Directors are eligible to receive nondiscretionary stock options under our 1999 Equity Incentive Plan (the "1999 Plan"). Under the 1999 Plan, an initial grant of nonstatutory options of 16,500 shares of the common stock will be made to each newly-elected non-employee director on the date such individual is first elected to the board. At each annual meeting of our stockholders, annual nonstatutory option grants will be made to each non-employee director of 5,000 shares of common stock as of the date of each annual meeting. The exercise price of the stock options is the fair market value of the stock on the day it is granted. The stock options of a director will vest annually over a three-year period from the date of grant and generally must be exercised within ten years.

     In May 1999, the Board of Directors granted each director who was not an employee, a fully vested option to purchase 16,666 shares of common stock at a price of $6.00 per share. Each director immediately exercised the option to purchase 16,666 shares of common stock and delivered to us a $100,000 full-recourse promissory note. In April 1999, the Board of Directors granted a special option to purchase 26,666 shares of common stock at a price of $3.075 per share to Timothy Spicer, one of our directors, and paid Mr. Spicer $40,000 for his service as our interim chief executive officer from February through April 1999. During 1999, Gregory R. Olbright, pursuant to the terms of an employment agreement, received an annual base salary of $50,000 while serving as Chairman of the Board. Mr. Olbright resigned as a director in December 1999.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows for the fiscal years ended January 2, 2000, and January 3, 1999, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at January 2, 2000 and two former executive officers who departed from the Company during fiscal year 1999 and received compensation in excess of $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                               ANNUAL COMPENSATION                    AWARDS
                                   --------------------------------------------    ------------
                                                                      OTHER         SECURITIES
                                   FISCAL                             ANNUAL        UNDERLYING     ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR(1)    SALARY     BONUS     COMPENSATION       OPTION      COMPENSATION
   ---------------------------     -------   --------   -------    ------------    ------------   ------------
James M. McCluney................   1999     $207,692   $62,308      $    --          1,000,000     $209,412(2)
  President and Chief Executive     1998           --        --           --                 --           --
  Officer
Stanley H. Reese.................   1999      144,231    23,820           --            216,666           --
  Vice President of Product         1998           --        --           --                 --           --
  Development
Stuart B. Berman.................   1999      151,635    10,000        2,212(3)              --           --
  Chief Technology Officer          1998      128,082        --           --             60,534           --
Jay R. O'Donald..................   1999      154,394        --        6,760(3)              --           --
  Vice President of Operations      1998      130,481        --        7,829(3)          82,836       42,857(4)
Kurtis L. Adams..................   1999      144,846        --        4,200(3)          83,333           --
  Vice President of Finance,
  Chief                             1998       40,384        --           --            133,333           --
  Financial Officer, Treasurer
  and Secretary
Former Executive Officers
Gregory R. Olbright(5)...........   1999      154,734        --        8,642(3)              --           --
  President and Chief Executive     1998      249,039        --        9,600(3)       1,400,000      813,977(6)
  Officer
Richard G. Helgeson(7)...........   1999      116,061    55,057(8)    12,132(3)              --       48,345(9)
  Vice President of Sales           1998      127,212    80,000(8)     2,181(3)         160,000           --

---------------
(1) As permitted by the rules promulgated by the SEC, no amounts are shown for 1997.

(2) Includes relocation expense payments totaling $129,654 and a tax gross-up reimbursement made by the Company of $79,758.

(3) Consists of contributions made by the Company under its 401(k) plan.

(4) Consists of relocation expense payments made by the Company.

(5) Mr. Olbright resigned as president and chief executive officer of Vixel in February 1999. He continued full-time employment through April 1999 at which time he became Chairman of the Board of Directors and a part-time employee. Mr. Olbright resigned as Chairman of the Board of Directors in December 1999.

(6) Consists of $473,643 in relocation expenses, $250,000 in accrued severance and $90,334 in interest forgiveness.

(7) Mr. Helgeson departed from the Company in October 1999.

(8) Consists of sales commissions and bonuses.

(9) Includes accrued severance of $45,000 and accrued COBRA medical insurance premiums of $3,345 to be paid by the Company.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding options granted to Named Executive Officers during the fiscal year ended January 2, 2000.

                                         INDIVIDUAL GRANTS
                                    ---------------------------                             POTENTIAL REALIZABLE VALUE
                                                 PERCENTAGE OF                              AT ASSUMED ANNUAL RATES OF
                                      SHARES     TOTAL OPTIONS                             STOCK PRICE APPRECIATION FOR
                                    UNDERLYING     GRANTED TO     EXERCISE                        OPTION TERM(4)
                                     OPTIONS      EMPLOYEES IN    PRICE PER   EXPIRATION   ----------------------------
               NAME                 GRANTED(1)   FISCAL YEAR(2)   SHARE(3)       DATE           5%             10%
               ----                 ----------   --------------   ---------   ----------   ------------    ------------
James M. McCluney.................  1,000,000        37.74%        $3.075      04/26/09     $1,933,851      $4,900,758
Stanley H. Reese..................    216,666         8.18%         3.075      01/20/09        419,001       1,061,831
Stuart B. Berman..................         --           --             --            --             --              --
Jay R. O'Donald...................         --           --             --            --             --              --
Kurtis L. Adams...................     33,333         1.26%         3.075      04/21/09         64,462         163,359
                                       50,000         1.89%         9.000      07/13/09        283,003         717,184
Gregory R. Olbright...............         --           --             --            --             --              --
Richard G. Helgeson...............         --           --             --            --             --              --

---------------
(1) Mr. Reese's options vest at a rate of 25% on January 20, 2000 and then monthly thereafter in 36 equal installments and expire ten years from the date of grant, or earlier upon termination of employment. Mr. McCluney's options vest with respect to 25% on April 26, 2000 and then monthly thereafter in 36 equal installments. Mr. Adams' grant of 33,333 options vests at a rate of 25% on the first anniversary of the vesting commencement date and quarterly thereafter over three years. Mr. Adams' grant of 50,000 options vests quarterly over a two-year period. Mr. McCluney's and Mr. Adams' options permit early exercise and expire ten years from the date of grant.

(2) Based on options to purchase 2,649,433 shares of the Company's Common Stock granted to employees and directors, including the Named Executive Officers, during the fiscal year ended January 2, 2000.

(3) The exercise price per share of each option was equal to the fair market value of the Company's Common Stock on the date of grant as determined by the Board of Directors.

(4) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option (10 years) and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the option term. The 5% and 10% assumed rates of appreciation are derived from the rules of the SEC and do not represent the Company's estimate or projection of the future Common Stock price.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

     The following table sets forth information as of January 2, 2000 regarding options held by the Named Executive Officers. There were no stock appreciation rights outstanding.

                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                        SHARES                 OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END
                                       ACQUIRED      VALUE     ---------------------------   ---------------------------
                NAME                  ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                ----                  -----------   --------   -----------   -------------   -----------   -------------
James M. McCluney...................   1,000,000    $    --          --              --      $       --     $       --
Stanley H. Reese....................          --         --          --         216,666              --      3,030,625
Stuart B. Berman....................          --         --      50,112          10,422         849,629        176,701
Jay R. O'Donald.....................      57,133    622,012      11,427          14,276         193,740        242,044
Kurtis L. Adams.....................     121,067         --      95,599              --       1,040,950             --
Gregory R. Olbright.................     415,290         --          --              --              --             --
Richard G. Helgeson.................      66,666    831,492          --              --              --             --

     In the table above, value realized is based on the fair market value of the Company's Common Stock, based on the last reported sales price of our Common Stock on the exercise date, minus the exercise price of the shares acquired on exercise. The value of the unexercised in-the-money options at fiscal year end is based on the fair market value of the Company's Common Stock, based upon the last reported sales price of our Common Stock on the last trading day prior to January 2, 2000 of $17.06, minus the per share exercise price multiplied by the number of shares.

EMPLOYMENT SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

     In April 1999, we entered into an employment agreement with James M. McCluney, our president and chief executive officer. Mr. McCluney's salary is set annually by the Compensation Committee of the Board of Directors. The agreement requires us to pay Mr. McCluney an annual incentive bonus of up to 100% of his base salary rate then in effect, with a target payout rate of 50%, subject to his satisfaction of performance criteria to be determined by the compensation committee and so long as he serves as our president and chief executive officer for the year and during the first quarter of the following calendar year. Mr. McCluney may defer all or any portion of his annual incentive bonus. Under this agreement, we reimbursed Mr. McCluney for his relocation expenses associated with moving his family to Washington. In the event that Mr. McCluney is terminated without cause, he will be entitled to severance in the amount of one year's base salary at the rate then in effect, any deferred incentive bonuses and continued vesting of his stock options for one year.

     We also granted Mr. McCluney an option to purchase up to 1,000,000 shares of our common stock at an exercise price of $3.075 per share. This option vests with respect to 250,000 shares on April 26, 2000, and then monthly thereafter in 36 equal installments. Under the terms of the option agreement, Mr. McCluney may exercise unvested options; however, Vixel has a right to repurchase any of his unvested shares. If there is a change in control of Vixel, Mr. McCluney's options will accelerate and vest immediately on the occurrences and in the amounts as follows: (1) 500,000 shares if there is a change of control before April 26, 2000 and his options are not assumed or replaced by substantially equivalent options; (2) the greater of 250,000 or half the unvested shares if there is a change of control on or after April 26, 2000; and (3) if his employment is terminated involuntarily, other than for cause, by a successor company then as set forth above in (1) or (2) depending on the date.

     In December 1998, we entered into an employment agreement with Stanley H. Reese, our vice president of product development. We granted Mr. Reese an option to purchase up to 216,666 shares of our common stock at an exercise price of $3.075 per share. This option vests with respect to 54,166 shares on January 20, 2000, and then monthly thereafter in 36 equal installments. Mr. Reese resigned in January 2000 and under this agreement is entitled to receive up to $150,000 payable over a one-year payroll cycle, reduced to the extent of compensation received from other full-time employment.

     In the fall of 1998, Gregory R. Olbright, our then chief executive officer, and the Board of Directors agreed to commence a search for a new chief executive officer and that Mr. Olbright would continue as chief executive officer during the course of the search and after selection of the new chief executive officer would remain as chairman of the board. In November 1998, we entered into an employment agreement with Mr. Olbright, in connection with his transition to chairman of the board. Under the terms of his employment agreement, Mr. Olbright received an annual base salary of $50,000 while serving as our chairman of the board. Mr. Olbright resigned as our chairman of the Board of Directors in December 1999. Mr. Olbright continues to act as a part-time employee, for which he receives an annual salary of $25,000.

     In September 1998, we entered into an employment agreement with Kurtis L. Adams, our chief financial officer and vice president of finance. Mr. Adams' compensation, bonus and benefits, are set annually in the sole discretion of the compensation committee of our Board of Directors. Under the employment agreement, Mr. Adams was granted an option to purchase up to 133,333 shares of our common stock at an exercise price of $6.75 per share. This option vested as to 29,167 shares on the first anniversary of the grant. The remainder vest in monthly increments of 2,431 over the next 24 months and then 3,819 per month until fully vested. Under the terms of the option agreement, Mr. Adams may exercise unvested options; however, we have a right to repurchase any of his unvested shares according to the vesting schedule. Mr. Adams has exercised options for 121,067 shares, all of which are subject to a right to repurchase in our favor. If there is a change in control and Mr. Adams is terminated without cause or there is a significant change in his responsibilities, all his options immediately will vest the greater of one half of any unvested shares or 12 months of accelerated vesting.

     In February 1998, we entered into employment agreements with Stuart B. Berman, our chief technology officer, and Jay R. O'Donald, our vice president of operations, in connection with our acquisition of Arcxel Technologies. Their employment agreements provide, that if either employee voluntarily terminates his employment with Vixel, is terminated for cause, or in the event of a merger of Vixel in which his options are not assumed or substituted by the acquiring entity with new options, we have the right to repurchase any unvested shares then held by the employee. Mr. O'Donald's agreement allows Vixel to repurchase up to 189,903 shares. This number was reduced by 7,098 shares for each month of his employment from February 28, 1998 until January 31, 2000, after which the number is reduced at a rate of 3,912 shares per month. Mr. Berman's agreement allows Vixel to repurchase up to 318,661 shares. This number was reduced by 12,669 shares for each month of his employment from February 28, 1998 until January 31, 2000, after which the remaining balance is reduced at a rate of 2,858 shares per month. Both employment agreements may be terminated at any time by either party.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of our Compensation Committee is or has been, at any time since our formation, an officer or employee of Vixel. No member of our Compensation Committee and none of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

     The Company's executive compensation policies and practices are approved by the Compensation Committee of the Board of Directors (the "Committee"). The Compensation Committee of the Board of Directors ("Committee") consists of Messrs. Charles A. Haggerty and Werner F. Wolfen, neither of whom are currently officers or employees of the Company. The Committee is responsible for establishing the Company's compensation programs for all employees, including executives. The Committee's determinations on compensation of the Chief Executive Officer and other executive officers are reviewed with all the non-employee directors. For executive officers, the Committee evaluates performance and determines compensation policies and levels.

PHILOSOPHY

     The goal of the compensation program is to enhance stockholder value by aligning the financial interests of the executive officers with the business objectives and performance goals of the Company. The Committee has implemented compensation policies, plans and programs that enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value.

     The Company pays competitively compared to leading technology companies with which the company competes for talent. The Company provides annual incentive compensation opportunities for selected executive officers. The Company also provides stock options to attract, retain, motivate and reward executive officers and other key employees. The plans are designed to provide an incentive to management to grow revenue, enhance stockholder value and contribute to the long-term growth of the Company. Incentive compensation is reviewed at least annually to assure it meets the current strategies and needs of the business.

     The Company's executive compensation is based on two components, each of which is intended to support the overall compensation philosophy.

     Base Salary and Bonuses. The Committee annually reviews each executive officer's base salary. Base salary is targeted to compete with other technology companies. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and changes in competitive pay levels in the marketplace.

     The Committee reviews with the Chief Executive Officer an annual salary plan for the Company's executive officers (other than the Chief Executive Officer). The salary plan is modified as deemed appropriate and approved by the Committee. The annual salary plan is developed by the Company's Chief Executive Officer based on publicly available information on organizations with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. The Committee reviews and establishes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance and its expectation as to his future contributions in directing the long-term success of the Company.

     The Committee believes that the annual bonus of select executive officers should be based on optimizing revenue and margins, and prudent management of the expenses of the business. The bonus of $62,308 paid to the Chief Executive Officer for 1999 was based on the pre-established performance goals, including achieving financial goals.

     Long-Term Incentives. The Company's long-term incentive program consists of the 1995 Stock Option Plan ("Stock Plan"), the 1999 Equity Incentive Plan ("Equity Plan"), and the 1999 Employee Stock Purchase Plan ("ESPP"). The Committee believes these elements of the total compensation program directly link the participant's interests with those of the stockholders and the long-term performance of the Company. Through option grants and discount stock purchases, executives and employees receive equity incentives to build long-term stockholder value.

     Stock options are granted at 100% of fair market value on the date of grant and have value only if the Company's stock price appreciates over the long-term. The option program utilizes vesting periods, generally four years, to encourage key employees to continue in the employ of the Company. The Stock options generally become exercisable at a rate of 25% beginning on the first anniversary of the vesting commencement date and 1/16th quarterly thereafter.

     The Committee establishes the number and terms of options granted under the Stock Plan and the Equity Plan. These grants are intended to provide incentive to maximize stockholder value over the next several years. The Committee believes this approach creates an appropriate focus on longer-term objectives and promotes executive and employee retention. The size of option grants is determined based on competitive practices at leading companies in the technology industry and the Company's philosophy of significantly linking executive compensation with stockholder interests.

     Out of a total of 2,649,433 options granted to employees, executive officers and directors in 1999, executive officers of the Company received grants for 1,873,333 shares, or approximately 70.71% of the total options granted in 1999. Included in this amount was a grant to our Chief Executive Officer of an option in April 1999 to acquire 1,000,000 shares. The number of shares awarded in the 1999 grant recognizes Mr. McCluney's leadership and is an incentive for Mr. McCluney to remain with the Company through the option's vesting term of four years.

     The Committee believes that the programs described above provide compensation that is competitive with comparable technology companies, links executive and stockholder interests and provides the basis for the Company to attract and retain qualified executives. The Committee will continue to monitor the relationship among executive compensation, the Company's performance and stockholder value.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Following the Committee's review of compensation paid by leading technology companies, the Committee set James M. McCluney's base salary for 1999 as President and Chief Executive Officer at $300,000. In setting this amount, the Committee took into account (i) its belief that Mr. McCluney is the Chief Executive Officer of a leading technology company with significant and broad-based experience in the storage industry,

(ii) the scope of Mr. McCluney's responsibility, and (iii) the Board's confidence in Mr. McCluney to lead the Company's continued development.

OTHER EXECUTIVE OFFICERS' COMPENSATION

     In February 1999, the Committee established the base salary ranges for other executive officers based on data regarding executive compensation of similar technology companies, including published survey information, each executive officer's base salary for prior years, past performance, the scope of such officer's responsibility and other information available to the Committee.

     Compensation payments in excess of $1 million to the Chief Executive Officer or the other four most highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The Committee does not expect cash compensation in 2000 to its Chief Executive Officer or any other executive officer to be in excess of $1 million. The Company intends to maintain qualification of its 1999 Equity Incentive Plan for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

     The Committee believes its executive compensation philosophy serves the interests of Vixel and Vixel's stockholders.

                                          The Compensation Committee

                                          Charles A. Haggerty
                                          Werner F. Wolfen

PERFORMANCE MEASUREMENT COMPARISON(1)

     The SEC requires a comparison on an indexed basis of cumulative total stockholder return for the Company, a relevant broad equity market index and a published industry line-of-business index. The following graph shows a comparison of cumulative stockholder return of an investment of $100 in cash on October 1, 1999 (the date the Company's Common Stock began trading on the Nasdaq National Market) and January 2, 2000 in (i) the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Stock Market (U.S.) Index"),
(ii) Nasdaq Computer Manufacturers Index, and (iii) the Company's common stock. All values assume reinvestment of the full amount of all dividends.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
    VIXEL CORPORATION, NASDAQ STOCK MARKET (U.S.) INDEX AND NASDAQ COMPUTER
                              MANUFACTURERS INDEX

                                       10/1/99         1/2/00
                                       -------         ------
Vixel Corporation                        100            94.79
Nasdaq Stock Market (U.S.) Index         100           147.82
Nasdaq Computer Manufacturers Index      100           149.26

---------------
(1) This section is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

     In March 1999, we issued to Western Digital Corporation a warrant to purchase 10,993 shares of common stock at an exercise price of $15.00 a share in connection with an extension of a secured promissory note. Charles A. Haggerty, a member of our Board of Directors, was at that time the chairman, president and chief executive officer of Western Digital.

     In April 1999 and May 1999, Messrs. Olbright, McCluney and Adams delivered promissory notes to us to finance their purchase of common stock upon exercise of stock options. All of the notes are full-recourse, secured by the shares purchased, bear interest at a rate of 5.75% and are due and payable upon the earlier of four years from issuance or six months after the termination of the officer's employment. In April 1999, in connection with the exercise of a stock option for 415,290 shares of our common stock, Mr. Olbright delivered to us a $1.3 million full-recourse promissory note. In April 1999, in connection with the exercise of a stock option for 1,000,000 shares of our common stock, Mr. McCluney, our president and chief executive officer, delivered to us a $3.1 million full-recourse promissory note. In May 1999, in connection with the exercise of stock options to purchase 121,067 shares of our common stock, Mr. Adams, our chief financial officer, delivered to us a $372,000 full-recourse promissory note.

     In May 1999, in connection with the exercise of stock options by each of our non-employee directors to purchase 16,666 shares of our common stock, each of these directors delivered to us a $100,000 promissory note. All of the notes are full-recourse, collateralized by the shares purchased, bear interest at a rate of 5.75% and are due and payable the earlier of the date which is four years from issuance or six months after the termination of the director's service to us.

     In April 1999, we loaned $62,000 to Stuart B. Berman, our chief technology officer. This loan is secured by the pledge of 653,128 shares of our common stock held by Mr. Berman. This loan has similar terms as the other director and officer notes except that it is due and payable on October 15, 2000.

     We have entered into separate indemnification agreements with our executive officers and directors. These agreements require us to, among other things, indemnify the officer or director against liabilities that may arise by reason of their status or service as an officer or director, other than liabilities arising from willful misconduct of a culpable nature, and to advance his or her expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     A number of holders of common stock and warrants have registration rights with respect to their shares of common stock and common stock issuable upon exercise or conversion of their warrants.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 2, 2000, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners were complied with.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                         By Order of the Board of Directors

                                          /s/ KURTIS L. ADAMS
                                          Kurtis L. Adams
                                          Vice President of Finance, Chief
                                          Financial Officer,
                                          Treasurer and Secretary

April 20, 2000

                                     PROXY
                               VIXEL CORPORATION
                        11911 NORTH CREEK PARKWAY SOUTH
                               BOTHELL, WA 98011

    The undersigned hereby appoints James M. McCluney and Kurtis L. Adams, and each of them proxies, with full power of substitution and revocation, to vote the shares of stock of Vixel Corporation which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Bellevue Hyatt Regency, 900 Bellevue Way NE, Bellevue, Washington on May 24, 2000 at 09:00 a.m. PDT, and at any adjournment thereof, with all the powers the undersigned would possess if present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VIXEL CORPORATION.

    Please mark your vote, sign, date and return promptly in the enclosed postage paid envelope.

    This proxy, when properly executed, will be voted as instructed herein by the undersigned stockholder. If no instructions are given, this proxy will be voted "FOR" the proposals herein and according to the discretion of the proxy holders on any other matters that may properly come before the meeting.

    A VOTE FOR PROPOSAL I AND II IS RECOMMENDED BY THE BOARD OF DIRECTORS.

    I. To elect the following nominee for director for a three year term expiring at the 2003 Annual Meeting of Stockholders:

                         KEVIN A. FONG

[ ]  FOR all nominees                      [ ] WITHHOLD AUTHORITY
                                               to vote for all nominees listed
                                               above

                          (continued on reverse side)

    II. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the company for its fiscal year ending December 31, 2000.

                     [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

    Please sign exactly as name appears on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                                     ---------------------------
                                                                Date

                                                     ---------------------------
                                                         Name of Stockholder

                                                     ---------------------------
                                                        Authorized Signature

                                                     ---------------------------
                                                         Title of Authorized
                                                              Signature